Exhibit 10.8

AGREEMENT TO USE RECYCLED WATER

THIS AGREEMENT, made and entered into this 22nd day of August 2005,

By and between

LAGUNA COUNTY SANITATION DISTRICT,

a county sanitation district,

hereinafter referred to as “DISTRICT”

and

SANTA MARIA PACIFIC,

a limited liability corporation, its successors or assigns,

hereinafter referred to as “USER”

RECITALS:

A.	The DISTRICT is required to secure long term effluent discharge alternatives.

B.	Water reclamation (recycling) is the beneficial use of treated wastewater for planned uses such as irrigation, industrial cooling, recreation, groundwater recharge, environmental enhancement, and other uses permitted under California law.

C.	Pursuant to the California Water Code, the Legislature finds that use of potable water for nonpotable uses is a waste and shall not be used if recycled water is available meeting the requirements for the beneficial use.

D.	DISTRICT owns and operates a wastewater reclamation plant that produces recycled water suitable for uses meeting the requirements of Section 60304 of the California Code of Regulations Title 22 Water Recycling Criteria.

E.	USER occupies certain real property in the County of Santa Barbara, including but not limited to Assessor’s Parcel Nos. 113-190-005, 113-220-008, 113-220-009, 113-220-010, 113-230-001, and 113-230-007 (including any additions or subtractions thereto pursuant to Section 2C below, the “Real Property”) as shown in Exhibit A.

F.	USER intends to use recycled water in its enhanced oil recovery projects and for agricultural purposes to the extent that it is possible and practical, (collectively, “Project Uses.”) These Project Uses of recycled water will occur in USER’s “Project Areas” which are those areas of the Real Property that are utilized for enhanced oil recovery operations and those areas associated with cattle grazing and other agricultural operations.

G.	USER is willing to agree to accept for its Project Uses and DISTRICT is willing to supply recycled water to USER per the considerations, terms and conditions set forth below.

NOW, THEREFORE, DISTRICT and USER agree as follows:

1.	TERM

The term of this Agreement commences on the date first written above and terminates on December 31, 2035, unless terminated earlier under the conditions of Section 15 of this Agreement.

2.	USE OF RECYCLED WATER

A.	DISTRICT is to provide recycled water to USER through DISTRICT’s transmission system and USER intends to apply this recycled water in the Project Areas through USER’s distribution system for Project Uses as described in Exhibit B.

B.	USER may use the recycled water for Project Uses, as well as any other use allowed by Sections 60304 through 60307 of Title 22 Code of Regulations.

C.	USER, at its discretion, may change, modify, enlarge or reduce Project Area, or divide the uses of recycled water across multiple properties subject to written notification not less than 30 days prior to implementing such changes.

3.	DELIVERY OF RECYCLED WATER

A.	Upon connection of USER’s recycled water distribution system to DISTRICT’s recycled water transmission system, and DISTRICT approval of a cross-connection inspection report, DISTRICT shall commence delivery of recycled water to USER.

B.	DISTRICT shall supply recycled water to USER from DISTRICT’s storage facilities and or DISTRICT’s outfall pipeline. Estimated initial annual supply is approximately 300 million gallons. Supply may increase as DISTRICT’s plant flow and production increases. Any such increases in recycled water supply will be offered to USER on a first right of refusal basis prior to distribution to other users. USER intends to initially pump recycled water at an average rate of 500 gallons per minute (gpm).

C.	The delivery rates to USER’s distribution system shall not exceed the needs of USER’s Project Areas as determined by USER at its sole discretion. If DISTRICT is producing more recycled water than USER can utilize, this excess supply shall be stored at DISTRICT’s storage facilities for future use by USER, unless USER identifies a long term oversupply, in which DISTRICT may distribute at its sole discretion.

D.	DISTRICT will make its best effort to store recycled water in DISTRICT’s storage facilities for later use by USER. Such storage will be facilitated by the DISTRICT’s lower ponds (9) and upper reservoir and shall be performed by DISTRICT at no cost to USER.

E.	Any modifications to DISTRICT’s recycled water distribution system, occurring on DISTRICT’s property or easements, required to facilitate the interconnection with USER’s distribution system, will performed by DISTRICT at no cost to USER.

F.	Any modifications to USER’s recycled water distribution system, occurring on USER’s property or easements, required to facilitate the interconnection with DISTRICT’s distribution system, will performed by USER at no cost to DISTRICT.

G.	All use of recycled water will be in accordance with a schedule developed jointly between DISTRICT and USER.

H.	DISTRICT represents that all recycled water furnished by DISTRICT to USER pursuant to this agreement shall be of a quality, which complies with al state statutes and regulations controlling the provision of recycled water.

4.	RECEIPT AND APPLICATION OF RECYCLED WATER

A.	USER shall receive and use recycled water supplied by and/or stored by DISTRICT during the term of this Agreement on Project Areas.

B.	USER agrees to use recycled water supplied by DISTRICT to the fullest extent possible and practical to its operations as described in Section 2 above, except where (i) application of the recycled water may be prohibited by the California Department of Health Services (DHS), the Regional Water Quality Control Board (RWQCB), or the Santa Barbara County Department of Environmental Health (SBCDEH) [hereinafter referred collectively “the regulatory agencies”], and/or other regulations or guidelines, or (ii) the use of the recycled water causes damage to USER’s equipment, or (iii) the use of the recycled water causes significant damage or degradation of soils in the USER’s Project Areas.

C.	USER at its sole discretion may supplement DISTRICT supplied recycled water with other water sources, or supplement other water sources with DISTRICT supplied recycled water in the Project Areas.

5.	LIMITATIONS PRECLUDING DELIVERY OF RECYCLED WATER

A.	Notwithstanding the requirements for DISTRICT to deliver recycled water as stated in Section 3 of this Agreement, both parties recognize and agree that such delivery of recycled water may at times be precluded for reasons beyond the control of the DISTRICT. In this respect, DISTRICT shall be required to deliver recycled water as stated in Section 3 of this Agreement unless said delivery is prevented by causes outside the control of DISTRICT including, but not limited to, acts of God, malfunctions of DISTRICT’s treatment or distribution systems, acts of a third party, or by order of a governmental regulatory authority.

B.	Whenever the delivery of recycled water is interrupted, DISTRICT shall make its best effort to correct the cause of interruption and restore delivery of recycled water to USER as soon as possible. If recycled water is interrupted because of a malfunction of DISTRICT’s treatment plant that prevents the delivery of recycled water, or results in production of inadequately treated recycled water, USER may put into use other water sources at its expense until DISTRICT can deliver adequate quantities and satisfactory quality of recycled water.

C.	Notwithstanding the requirements for USER to accept recycled water as stated in Section 3 of the Agreement, both parties recognize and agree that such receipt of recycled water may at times be precluded for reasons beyond the control of USER. In this respect, USER shall be required to deliver recycled water as stated in Section 3 of this Agreement unless said delivery is prevented by causes outside the control of USER including, but not limited to, acts of God, malfunctions of USER’s distribution systems, acts of a third party, or by order of a governmental regulatory authority.

D.	Whenever the receipt of recycled water is interrupted, USER shall make its best effort to correct the cause of interruption and restore the ability to receive recycled water from DISTRICT in a reasonable time.

6.	QUALITY OF RECYCLED WATER

A.	The recycled water delivered to USER by DISTRICT shall be of a quality satisfactory and acceptable for USER’s Project Uses in accordance with Title 22 of the California Code of Regulations and the regulations and guidelines of regulatory agencies.

B.	USER understands and agrees that the quality of the recycled water, particularly total dissolved solids, is different from that of other water supplies and that a possibility exists that, with long-term use of recycled water, there could be a resulting negative effect on (i) some vegetation species present on the Real Property or (ii) USER’s equipment associated with the enhanced oil recovery activities. USER shall have no rights or recourse against the DISTRICT due to replacement of vegetation or equipment other than, at USER’s sole discretion, discontinue use of recycled water for those uses adversely affected.

7.	RECYCLED WATER USE REQUIREMENTS

USER understands and agrees that the use of recycled water is regulated by the regulatory agencies. Some of the requirements for use of recycled water are contained in attached Exhibit C. DISTRICT and USER shall abide by all statutes and regulations regarding recycled water use and USER, at its sole costs, shall operate and maintain all its facilities for recycled water for the Project Areas.

8.	RECYCLED WATER SUPERVISOR

A.	USER shall designate and maintain an individual as USER’s Recycled Water Supervisor who shall be USER’s coordinator and direct contact person between DISTRICT and USER. USER agrees that the Recycled Water Supervisor shall be responsible for the proper operation of USER’s recycled water system, training of USER’s employees and contractors in handling recycled water, implementing the requirements of this Agreement relative to the onsite use of recycled water, monitoring of USER’s recycled water system for prevention of potential hazards, and coordination with DISTRICT and the Regulatory agencies, when necessary. DISTRICT shall assist in providing adequate training of USER’s Recycled Water Supervisor and provide USER with a reasonable number of operating manuals, guidelines, checklists and instructions to assist USER’s Recycled Water Supervisor in training USER’s employees and contractors handling recycled water.

B.	USER shall inform DISTRICT of the name, position, and telephone number of USER’s Recycled Water Supervisor prior to startup of USER’s recycled water system and shall promptly inform DISTRICT of any change of designated Recycled Water Supervisor or telephone number or other contact information during the term of this Agreement.

9.	ONSITE FACILITY MODIFICATIONS AND PROPOSED ONSITE FACILITIES

A.	USER understands and agrees that certain modifications in existing onsite facilities will be required to conform to regulatory requirements associated with recycled water use. DISTRICT shall assist USER in identifying the modifications and/or changes required in USER’s onsite facilities.

B.	DISTRICT’s responsibility for the cost of the implementation of USER’s recycled water system shall be limited to the following activities:

1.	Providing adequate signs for installation by USER on USER’s Project Areas (for both industrial and agricultural uses) for notification that recycled water is in use in accordance with state and local agency requirements.

2.	Providing and installing required recycled water meter(s) to facilitate the measurement of recycled water use. Submeters for use of USER will not be included.

3.	Necessary modifications of DITRICT’s distribution system to make the interconnection with USER’s distraction system.

C.	USER shall design, install, construct, provide and be responsible for all costs (necessary or useful) to implement and maintain USER’s recycled water systems including mains, extensions and connections to DISTRICT’s transmission system. Such work shall include but is not limited to the following:

(1)	All modifications to and isolation from USER’s alternative water systems.

(2)	Connection of USER’s recycled water system to DISTRICT’s recycled water transmission system.

(3)	Connection of USER’s alternative water systems to USER’s alternative water sources.

(4)	Install signs provided by DISTRICT as required for notification that recycled water is in use.

(5)	Any and all special protection of alternative water systems or other facilities from recycled water contact.

(6)	Any modifications to USER’s recycled water system, or new installations, as may be necessary to meet regulatory recycled water use requirements. Such modifications include, but are not limited to, sprinkler changes or modifications (including those needed to prevent recycled water from leaving the irrigated area boundaries), quick-coupler modifications or installation, repair of recycled water system leaks, elimination of ponding of recycled water or new or expanded systems.

(7)	All initial and ongoing onsite management and operation costs of USER’s recycled water system to ensure meeting DISTRICT’s and regulatory agencies’ requirements for use of the recycled water as stated in Section 7 of this Agreement.

(8)	USER shall be responsible for providing, planting and maintaining any and all plants, screens or other improvements used to hide the presence of any recycled water facility such as valves and backflow devices.

D.	The installation, modification, or construction of new facilities performed by USER on USER’s recycled water system shall be in accordance with the requirements of the regulatory agencies pertaining to non-potable water systems including, but not limited to, the proper marking of piping, valves, valve boxes, controllers, and all other components to differentiate them from alternative water facilities.

E.	USER agrees that DISTRICT shall be permitted to test USER’s recycled water system for leaks prior to initiation of recycled water delivery. USER shall repair any and all such leaks within 30 days of notification by DISTRICT.

10.	DRAWINGS

A.	Upon completion of all new recycled water systems or modifications to existing systems (recycled water and potable water systems) USER shall provide DISTRICT with detailed drawings of the completed recycled water system(s) and alternative water system(s) that are physically affected by the use of recycled water from the DISTRICT.

B.	The drawings shall be accurate to the best knowledge of USER, and shall show the locations of all pipelines, controller, valves, fountains, buildings, structures, property, boundaries, and any other features known or considered to be important to the onsite use of recycled water.

C.	Any modifications approved by DISTRICT to system that USER desires may be implemented by USER, at USER’s expense, provided such modifications comply with the requirements of the regulatory agencies and Title 22, Division 4 of the California Code of Regulations. USER shall provide DISTRICT with a preliminary plan for such modifications for approval by DISTRICT. USER shall provide DISTRICT with an accurate drawing reflecting the modifications within twenty (20) working days of completion of the modifications.

11.	PRICE OF RECYCLED WATER

A.	USER shall pay DISTRICT for recycled water at a rate of $153.45 per million gallons ($50.00 per acre-foot). Price is subject to annual increases based on the consumer price index, not to exceed 2% per year.

B.	DISTRICT shall read the recycled water meter(s) approximately monthly consistent with DISTRICT’s normal meter reading schedule for billing purposes and shall bill USER for the total quantity delivered during the billing period in accordance with DISTRICT’s standard billing practices. USER may periodically review DISTRICT’s meter readings if desired. USER shall pay DISTRICT within 20 days of receipt of DISTRICT’s bill.

12.	PERMISSION TO ENTER

A.	USER agrees to allow DISTRICT and the regulatory agencies, acting through their duly authorized employees, agents, representatives, or contractors, reasonable access at reasonable times to enter the real property for the purposes of (i) observing construction or modification of recycled water facilities, (ii) reading recycled water meters and other testing or sampling, (iii) observing and verifying that USER is operating its recycled water facilities and is using the recycled water in a proper manner and in accordance with the recycled water use requirements of this Agreement and the requirements of the regulatory agencies, (iv) modifying USER’s on-site facilities as stated in Section 9 and (v) reviewing modifications made pursuant to Section 10. Routine inspections will be conducted by DISTRICT. When entering USER’s premises, DISTRICT or the regulatory agencies shall not interfere with USER’s operations and use of the premises.

B.	DISTRICT shall allow USER to use the shutoff valve located at the end of DISTRICT’s distribution system, adjacent to the interconnection with the USER’s system. USER shall notify DISTRICT as soon as possible of any shutoff, not to exceed twelve (12) hours from the time of shutoff.

13.	GENERAL CONDITIONS

A.	This Agreement shall be construed and interpreted in accordance with the laws of the State of California and venue shall be in the state courts in the County of Santa Barbara.

B.	This Agreement contains all agreements of the parties with regard to the subject of this Agreement and cannot be enlarged, modified, or changed in any respect except by written agreement between the parties.

C.	The unenforeceability, invalidity, or illegality of any provision of this Agreement shall not render the other provisions unenforeceability, invalid, or illegal. The remaining provisions of this agreement shall be interpreted, enforced and applied so as to give reasonable effect to the material purposes for the agreement.

D.	The captions, titles, and headings in this Agreement shall have no effect on the interpretation of this Agreement of any part thereof.

E.	This Agreement shall be for the benefit of the real property affected and shall be binding on the heirs, successors, lessees, sublessees, assigns, and transferees of the parties.

14.	INDEMNIFICATION

A.	DISTRICT shall indemnify, defend, and save USER and USER’s agents, officers, employees, or contractors, harmless against any and all liability, expense, including defense costs and legal fees, and claims for damages of any nature whatsoever arising from or connected with the DISTRICT’s construction, ownership, operation, or maintenance of DISTRICT’s own delivery facilities or other recycled-water-related activities, including any workers’ compensation suits, liability, or expense arising from or connected with services for or on behalf of DISTRICT.

B.	USER shall indemnify, defend, and save DISTRICT and DISTRICT’s agents, officers, employees, or contractors, harmless against any and all liability, expense, including defense costs and legal fees, and claims for damages of any nature whatsoever arising from or connected with USER’s construction, ownership, operation, or maintenance of USER’s own delivery facilities or other recycled-water-related activities, including any workers’ compensation suits, liability, or expense arising from or connected with services for or on behalf of USER.

15.	TERMINATION

A.	For Breach of Agreement. Should one party breach any of the terms and conditions in this Agreement, written notice of such breach shall be given to the breaching party by the other party. If reasonable steps towards correcting the breaching conditions are not taken within five (5) days from such notice, the other party may, in additions to any remedies provided in this Agreement and by law, terminate this Agreement on ten (10) days written notice to the breaching party.

B.	End of Term. This Agreement terminates at the end of its term unless the parties agree to extend it.

C.	By DISTRICT. DISTRICT may terminate this Agreement upon two (2) hours written notice to USER if:

1.	DISTRICT, at its sole determination, is, or will be, unable to deliver properly and adequately treated recycled water to USER for any reason whatsoever for a period greater than ten days, provided the reason for non-delivery is outside the reasonable control of DISTRICT.

2.	The RWQCB changes DISTRICT’s discharge requirements for recycled water of Industrial Use to a more stringent level and DISTRICT cannot reasonably meet the new requirements.

3.	DISTRICT is ordered to cease delivery of recycled water to USER by a governmental authority having appropriate jurisdiction to do so.

D.	USER may terminate this Agreement on three (3) months written notice to DISTRICT if:

1.	USER determines that the DISTRICT’s recycled water is causing significant damage to its land in the Project Areas.

2.	USER determines that the recycled water quality is not maintained to within reasonable limits of the physical characteristics needed for Project Uses or the quantity is not sufficient in aiding USER in meting its water use needs.

E.	Responsibilities Following Termination.

1.	DISTRICT shall be responsible for the restoration of alternative water service to the Project Areas at no cost to USER if either (i) DISTRICT terminates the agreement pursuant to Subsection 15, C, or (ii) USER has offered to extend the term of the Agreement on the same terms and conditions and DISTRICT has declined the offer, or (iii) USER terminates the Agreement due to a breach by DISTRICT, provided USER has complied with Section 15, A. If DISTRICT must restore alternative water supply to the Project Areas pursuant to this paragraph, USER shall perform the work to effect such restoration and DISTRICT shall reimburse USER for the work in accordance with the procedures states in Section 9.

2.	USER shall be responsible for restoration of alternative water service to the Project Areas, at no cost to DISTRICT, if either (i) DISTRICT has offered to extend the term of this Agreement on the same terms and conditions and USER has declined the offer, or (ii) DISTRICT terminates the Agreement due to a breach by USER, provided DISTRICT has complied with Subsection 15, A. If USER must restore alternative water service to the Project Areas pursuant to this paragraph, DISTRICT shall perform all work needed within the public right of way to effect the restoration of alternative water service to the Project Areas, within DISTRICT’s reasonable judgment, and USER shall reimburse DISTRICT for the work at DISTRICT’s actual cost.

3.	DISTRICT and USER agree to undertake their respective responsibilities under this Subsection 15, E in a timely manner in order to minimize the interruption of recycled water to the Project Areas.

16.	NOTICES

Any notices necessary to be given by either party to the other relative to this Agreement shall be in writing. Both parties agree that any such notice shall be effective when signed by the Public Works Director of the County of Santa Barbara, or the designee of said Director, and/or USER, as appropriate, and personally delivered or deposited, postage paid, in the U.S. Mail addressed as follows:

DISTRICT: County of Santa Barbara Laguna County Sanitation District 620 West Foster Road Santa Maria, CA 93455	USER: Santa Maria Pacific, L.L.C. P.O. Box 7202 Santa Maria, CA 93456

17.	REPRESENTATION AND WARRANTY OF AUTHORITY

Each person executing this Agreement on behalf of an entity, whether a corporation, partnership, joint venture, association or otherwise, represents and warrants that he or she has authority to execute this agreement on behalf of said entity and that entity has entered into the appropriate resolution or authorization for granting such authority.

18.	BINDING ON SUCCESSORS

This Agreement is an instrument affecting the title and possession of real property. All the terms, covenants, conditions and restrictions herein imposed shall be binding upon and inure to the benefit of the successors in interest of USER and shall run with the real property and each part thereof. Upon any sale or division of the real property, the terms of this Agreement shall apply separately to each parcel and the owner of each parcel shall succeed to and be bound by the obligations imposed on USER by this agreement.

19.	FUTURE USE OF ALTERNATIVE WATER SUPPLIES

It is the parties’ intent that USER’s agreement to use recycled water for the Project Areas shall not adversely affect USER’s ability to change the use of the property upon termination of this agreement.

IN WITNESS WHEREOF, DISTRICT and USER have executed this Agreement as of the date and year first written above.

DISTRICT: COUNTY OF SANTA BARBARA LAGUNA COUNTY SANITATION DISTRICT:		USER: Santa Maria Pacific, L.L.C.

By:	/s/ [Authorized Signatory]	By:	/s/ David Pratt
	Chair, Board of Directors		President

Date: Sept. 13, 2005		Date: 8/22/05

ATTEST: MICHAEL F, BROWN CLERK OF THE BOARD

By:	/s/ [Authorized Signatory]
Deputy

APPROVED AS TO FORM: STEPHAN SHANE STARK COUNTY COUNSEL

By:	/s/ [Authorized Signatory]
Deputy County Counsel

APPROVED AS TO ACCOUNTING FORM ROBERT W. GEIS, CPA AUDITOR-CONTROLLER

By:	/s/ [Authorized Signatory]
Deputy

APPROVED AS TO FORM

By:	/s/ Ray Aromatorio
Risk Manager

Ray Aromatorio

STATE OF CALIFORNIA	)
COUNTY OF SAN LUIS OBISPO	)
SANTA MARIA PACIFIC, L.L.C.	)

On 8/22/05, before me, Teri Bayus Notary Public, personally appeared Ramon Elias, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity on behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Teri Bayus Notary’s signature

EXHIBIT A

PHYSICAL PROPERTIES USING RECYCLED WATER

POR. RANCHO GUADALUPE &
POR RANCHO PUNTA DE LA LAGUNA
113-23
SOUTHERN
PACIFIC
20
24
19
22
25
26
27
RANCHO
GUADALUPE
RANCHO
PUNTA
DE
LA
LAGUNA
BLACK
RD
RR
Assessor's Map Bk 113 - Pg. 23
County of Santa Barbara, Calif.
NOTE - Assessor's Block Numbers Shown in Ellipses
Assessor's Parcel Numbers Shown in Circles

EXHIBIT B

PROJECT AREA USE

USER’s projected Project Uses as described in RECITAL F, is estimated to be as follows:

Year	Use	Approximate Use
1	Enhanced oil recovery/Cattle grazing	84,000 gpd
2	Enhanced oil recovery/Cattle grazing	243,600 gpd
3	Enhanced oil recovery/Cattle grazing	403,200 gpd
4	Enhanced oil recovery/Cattle grazing	802,200 gpd
5	Enhanced oil recovery/Cattle grazing	1,285,200 gpd
6	Enhanced oil recovery/Cattle grazing	1,604,400 gpd

EXHIBIT C

SPECIAL RECYCLED WATER USE REQUIREMENTS

1.	Recycled water and spray shall be confined to the authorized use area. The discharge of recycled water to surface waters or surface water drainage courses, either by direct discharge or runoff from the Industrial Use is prohibited.

2.	Signs shall be provided to inform the public that recycled water is being used.

3.	Public contact with recycled water must be minimized.

4.	Recycled water piping, controllers, valves, etc., shall be marked to differentiate the recycled water facilities from the potable water facilities.

5.	Recycled water valves, outlets, quick couplers, and sprinklers shall be of a type, or secured in a manner, that permits operation only by USER’S authorized personnel.

6.	Use or installation of hose bibs on the recycled water system shall not be permitted.

7.	There shall be at least a ten (10)-foot horizontal and one (1)-foot vertical separation between all pipelines transporting recycled water and those transporting potable water, with the potable water pipeline above the recycled water pipeline.

8.	An air-gap separation or reduced-pressure-principle device shall be provided at all potable water service connections to recycled water use areas. There shall be no connection between potable water supply and recycled water piping. Supplementing recycled water with any other source shall not be allowed except through an air-gap separation.

9.	Drinking water facilities shall be protected from recycled water spray.

10.	There shall be no irrigation within fifty (50) feet and nor shall there be an impoundment within one hundred (100) feet of any well used for domestic supply when using tertiary recycled water.

11.	Adequate measures shall be taken to minimize ponding and runoff and to prevent the breeding of vectors of public health significance.

12.	Inspection, supervision, and employee training shall be provided by USER to assure safe and proper operation of the recycled water system. Records of inspection and training shall be maintained by USER.